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                                                                    EXHIBIT 99.1

VALLEY NATIONAL GASES REPORTS RECORD QUARTER & SIX MONTH EARNINGS

         Washington, Pa. February 2/PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) reported today that net earnings for the second quarter and six months ended December 31, 2004 were $0.36 and $0.53 per diluted share, respectively, compared to $0.22 and $0.29 per diluted share for the same periods last year. Sales for the second quarter were $43.2 million, a 10.4% increase over the same quarter last year. Sales for the first half of the year were $79.4 million, an 11% increase over last year.

         Valley National Gases' Vice Chairman and Chief Executive Officer, William A. Indelicato, commented, " Our ability to leverage operating expenses and further improve margins in virtually all of our product lines has resulted in another record earnings quarter for us. Both the quarter and the six months just completed provide evidence of improved industrial activity in most of our markets."

         Mr. Indelicato further commented: "Hard goods increased 16% and industrial cylinder gases increased 4% in this year's second quarter over the comparable quarter last year. Propane sales increased $1.9 million, or 16%, although propane volume was lower than the prior year quarter by approximately 9%. We believe the decrease in propane volume is due to a warmer second quarter in our markets and heightened conservation by some customers due to significantly higher energy costs."

           Net sales for the six months ended December 31, 2004 increased $7.8 million, as compared to the prior year period. Hard goods sales increased by $4.2 million or 16% while industrial cylinder gases cylinder rent and other sales increased by $1.0 million or 4%. Propane sales increased $3.1 million, or 18% reflecting $4.3 million in price escalation offset by $1.2 million decrease in volume.

         Gross profit increased $1.8 million or 8% and was 52.2% of net sales for the quarter, compared to 53.2% for the same quarter last year. Year to date total gross profit increased $3.3 million or 9% and was 52.7% of net sales, compared to 53.9% last year. The increase in gross profits reflects increases in gross margins in all three of our product areas, with hard goods gross profit increasing 22% during the quarter and 23% during the six months against the comparable periods last year, industrial cylinder gases, cylinder rent and other gross profit increasing 4% during both the quarter and the six months, and propane gross profit increasing 8% during the quarter and 7% during the six months. The decrease in margin percent during both the quarterly and six month periods reflects an increase in margin percent for both hard goods and industrial gases offset by a decline in propane margin as a percent of sales.

         Operating and administrative expenses decreased $0.4 million for both the quarter and year to date, compared to the same period last year. The current quarter and year to date consolidated operating expense includes a reduction of $0.5 million and $1.0 million respectively in rent expense partially offset by other expenses of $0.2 million and $0.4 million, respectively, as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases property to Valley.

          Within the Valley segment, operating and administrative expense decreased $0.1 million for the quarter. Year to date operating expense within the Valley segment totaled $27.8 million, an increase of $0.2 million over the prior year period. As a percent of sales, operating and administrative expense within the Valley segment was 32.4% for the quarter and 35.1% year to date.

         Depreciation and amortization expense increased $0.1 million and $0.2 million for the quarter and fiscal year to date respectively, compared to the prior year period.
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         Interest expense decreased $0.3 million for the quarter and $0.6 million year to date, due to lower outstanding debt and reduced rates resulting from the improvement in the Company's operating performance.


         The Company's effective tax rate for the current quarter and year to date was 38% compared to 39% for the prior year periods.

         Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates sixty-four locations in eleven states, with eight production and distribution centers in the eastern United States. The Company will host a conference call on February 3, 2005 at 11:00 a.m. Information about the conference call is available on the Company's website at http://www.vngas.com

         CAUTIONARY STATEMENT: All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and "forward looking statements." These statements are based on the beliefs and assumptions of management of Valley National Gases and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in Valley's filings with the SEC, including risks related to Valley's ability to evaluate, negotiate, complete, and integrate acquisitions, to the debt agreements of Valley that are outstanding or may be negotiated, to Valley's ability to maintain supply and customer relationships, and to the prices and markets for gases, including propane.
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                       VALLEY NATIONAL GASES INCORPORATED
                       CONSOLIDATED STATEMENT OF EARNINGS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                     Three Months Ended       Six Months Ended
                                                                         December 31,            December 31,
                                                                      2004        2003        2004        2003
                                                                    -------------------------------------------
Net Sales                                                           $43,203     $39,120     $79,404     $71,555
Cost of products sold (excluding depreciation and amortization)      20,635      18,314      37,549      32,993
---------------------------------------------------------------------------------------------------------------
Gross Profit                                                         22,568      20,806      41,855      38,562
Operating and administrative expenses (1)                            13,672      14,096      27,208      27,597
Depreciation and amortization                                         2,030       1,889       3,946       3,738
---------------------------------------------------------------------------------------------------------------
Total expenses                                                       15,702      15,985      31,154      31,335
---------------------------------------------------------------------------------------------------------------
Income from operations                                                6,866       4,821      10,701       7,227
Interest expense                                                      1,148       1,446       2,348       2,928
Other income                                                             95          46         179         129
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Earnings before minority interest elimination                         5,813       3,421       8,532       4,428
Minority interest earnings                                              179          --         377          --
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Net income before taxes                                               5,634       3,421       8,155       4,428
Provision for income taxes                                            2,141       1,334       3,099       1,727
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Net earnings                                                        $ 3,493     $ 2,087     $ 5,056     $ 2,701
===============================================================================================================


Basic earnings per share                                            $  0.37     $  0.22     $  0.53     $  0.29
Diluted earnings per share                                          $  0.36     $  0.22     $  0.53     $  0.29
Weighted average shares

    Basic                                                             9,493       9,357       9,489       9,357
    Diluted                                                           9,655       9,402       9,631       9,394


(1) Operating and administrative expenses for the three and six months ended December 31, 2004 include a reduction of $0.5 million and $1.0 million, respectively in rent expense, partially offset by other expenses of $0.2 million and $0.4 million, respectively, as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases property to Valley.